UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2017

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(Address of principal executive office)(Zip Code)

(913) 696-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 31, 2017, YRC Worldwide Inc. (the “Company”) entered into Amendment No. 3 to Credit Agreement (the “Credit Agreement Amendment”), which amends its Credit Agreement, dated as of February 13, 2014, by and among the Company, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch as administrative agent (as previously amended, supplemented or modified, the “Credit Agreement”). All capitalized terms used but not defined herein shall have the meaning assigned to them in the Credit Agreement.

The Credit Agreement Amendment, among other things: (a) increases the applicable margin to 7.5% per annum from 7.0% per annum with respect to any Eurodollar Term Loan and 6.5% per annum from 6.0% per annum with respect to any ABR Term Loan; (b) provides that the Applicable ECF Percentage will be 75% if the Total Leverage Ratio as of the last day of the respective Excess Cash Flow Period is greater than 3.75:1.00; (c) provides that the 20% of aggregate principal amount of all Initial Terms Loans that may be purchased by the Company is not reduced by any such amounts that were purchased by the Company on or before January 31, 2017; (d) provides for a 1% prepayment premium on the amount prepaid or assigned in the event of a Repricing Event within six months of January 31, 2017; and (e) amends the permitted maximum Total Leverage Ratio as of the end of the test periods set out the table below:

Test Period Ending	Maximum Total Ratio
March 31, 2017	3.85 to 1.0
June 30, 2017	3.85 to 1.0
September 30, 2017	3.75 to 1.0
December 31, 2017	3.50 to 1.0
March 31, 2018	3.50 to 1.0
June 30, 2018	3.50 to 1.0
September 30, 2018 and thereafter	3.25 to 1.0

The foregoing description of the Credit Agreement Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Amendment No. 3 to Credit Agreement, by and among the Company, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

By:	/s/ Stephanie D. Fisher
Stephanie D. Fisher
Acting Chief Financial Officer and Vice President & Controller

Date: January 31, 2017

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